EXHIBIT 11

                  CINCINNATI MILACRON INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                                 (UNAUDITED)

                                         (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                            16 WEEKS ENDED         40 WEEKS ENDED
                                         -------------------     ------------------
                                          OCT. 8,     OCT. 9,     OCT. 8,    OCT. 9,
                                           1994        1993        1994      1993
                                         -------     -------     -------   --------
Net earnings (loss) . . . . . . . . . .  $11,890     $(7,811)    $24,753   $(54,580)
Less preferred dividends. . . . . . . .      (60)        (60)       (180)      (180)
                                         -------     -------     -------   --------
  Net earnings (loss) available
    to common shareholders. . . . . . .  $11,830     $(7,871)    $24,573   $(54,760)
                                         =======     =======     =======   ========
Primary
  Average number of shares
    outstanding . . . . . . . . . . . .   33,656      33,492      33,615     30,993
  Add dilutive effect of
    stock options based on
    treasury stock method . . . . . . .      384         527         402        874
                                         -------     -------     -------   --------
    Total . . . . . . . . . . . . . . .   34,040      34,019      34,017     31,867
                                         =======     =======     =======   ========
       Per share amount . . . . . . . .  $   .35     $  (.23)    $   .72   $  (1.72)
                                         =======     =======     =======   ========
Fully diluted (a)
  Average number of shares
    outstanding . . . . . . . . . . . .   33,656      33,492      33,615
  Add dilutive effect of stock
    options based on treasury
    stock method. . . . . . . . . . . .      510         527         465
                                         -------     -------     -------
    Total . . . . . . . . . . . . . . .   34,166      34,019      34,080
                                         =======     =======     =======
       Per share amount . . . . . . . .  $   .35     $  (.23)    $   .72
                                         =======     =======     =======

(a) Fully diluted earnings per common share is not presented for the 40 weeks ended October 9, 1993 because the effect would be anti-dilutive.


Note: This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.